EXHIBIT 10.20

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of the 1st day of January, 2007 by Titanium Hearth Technologies, Inc., a Delaware corporation (the “Company”), and Dr. Charles H. Entrekin (“Employee”).

RECITALS

WHEREAS, the Company and its affiliates (collectively, “TIMET”) are engaged in the business of the development, manufacture and sale of titanium or other specialty metals products (the “TIMET Business”); and

WHEREAS, the parties have determined that it would be in the best interests of the Company that the Company be assured of the services of Employee;

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.  Employment. The Company hereby employs Employee, and Employee hereby agrees to be employed by the Company, upon the terms and subject to the conditions hereinafter set forth.

2.  Term. The term of this Agreement shall begin on the date hereof and shall continue for an initial period of two (2) years and may be renewed for up to three additional one year terms thereafter as set forth below. At the end of the initial term and upon each of the next two subsequent anniversaries thereof, this Agreement shall automatically renew for successive one-year terms unless either party provides written notice of non-renewal at least sixty (60) days in advance of the anniversary date. Upon termination, all provisions of this Agreement shall terminate, with the exception of the post-employment provisions in Sections 8, 9, 10 and 11, which shall survive according to the terms provided for therein.

3.  Duties. Employee shall initially hold the position of President and Chief Operating Officer of TIMET with the responsibilities and duties normally attendant to such position and shall report to the Chief Executive Officer of TIMET. Employee also shall undertake such different, additional or other duties and responsibilities as the Company may from time to time assign or delegate to Employee. Employee shall devote his entire business time, attention and energies to the Company’s business and shall not during the term of this Agreement be engaged in any other business activity except for those activities that do not interfere in any material way with the performance of his duties for TIMET and which are approved in advance by the Chief Executive Officer of TIMET.

4.  Compensation.

(a)  As compensation for the services to be rendered by Employee hereunder, the Company agrees to pay to Employee a base salary of $550,000.00 per year (the “Base Salary”). Employee may receive increases to such Base Salary from time to time in the Company’s sole discretion.

(b)  Employee is eligible to participate in TIMET’s Profit Sharing Plan (the “Profit Sharing Plan”) according to the terms and conditions thereof. For services performed during calendar year 2007, Employee shall be entitled to receive a payment equal to 106% of his Base Salary for 2007 under the Profit Sharing Plan. Thereafter, Employee’s participation in the Profit Sharing Plan or any other bonus or profit sharing plan hereafter adopted shall be on the terms and conditions applicable to such plans.

(c)  On March 30, 2007, Employee shall receive a special one-time payment of $250,000.

(d) All compensation payable hereunder shall be payable in accordance with the Company’s then-current payroll practices and shall be subject to customary payroll and other applicable taxes.

5.  Other Benefits. During the term of his employment hereunder, Employee shall be entitled to participate in the Company’s employee benefit and group insurance programs, including life, long-term disability and health insurance programs, as well as the Company’s 401(k) savings plan, on the same terms as the Company’s employees generally. In determining such benefits, Employee shall receive service credit for the number of full years of service relating to his prior employment with the Company, provided however, Employee acknowledges that he has no right to receive shares of stock or options to acquire stock of TIMET and all options and restricted shares of TIMET common stock that had been previously granted to Employee at any time have expired and are void. During the term hereof Employee shall also be entitled to receive a physical examination on an annual basis at the Company’s expense.

6.  Reimbursement of Expenses. During the period Employee is employed hereunder, the Company shall reimburse Employee for reasonable and necessary out-of-pocket expenses advanced or expended by Employee or incurred by him for or on behalf of the Company in connection with his duties hereunder in accordance with the then-current policies of the Company upon presentation of appropriate vouchers or receipts as the Company may from time to time require.

7.  Termination of Employment; Effect of Termination.

(a)  The Company may terminate this Agreement and Employee’s employment at any time for “cause.” For purposes hereof, “cause” shall mean: (i) Employee’s conviction of a felony or a crime (other than minor traffic offenses and misdemeanors not involving fraud, theft, embezzlement, moral turpitude or harm to persons or property) or (ii) Employee’s willful misconduct, gross negligence or refusal or failure to perform the duties assigned to him or as required by his position or by this Agreement.

(b)  In the event of the death or “disability” (as defined below) of Employee during the term of his employment or termination of Employee by the Company for “cause” (as defined above) or if Employee voluntarily resigns, the Company shall have no further liability hereunder other than the payment to Employee (or his estate, as the case may be) of: (i) accrued but unpaid Base Salary and bonus earned, if any, pursuant to the terms and conditions of the Profit Sharing Plan, in each case through the date of such termination, resignation, death or disability; and (ii) expenses incurred prior to such termination, resignation, death or disability that are subject to reimbursement under Section 6.

(c)  For purposes hereof, “disability” shall refer to Employee becoming physically or mentally disabled so that Employee is unable to perform his duties hereunder for a period of more than 90 consecutive days or more than 120 days in the aggregate during any consecutive 12 months. The disability of Employee will be determined by a medical doctor agreed upon in writing by Employee and the Company. If Employee and the Company cannot agree upon a medical doctor, each of them will select a medical doctor and the two medical doctors will select a third medical doctor who will determine whether Employee has a disability. The determination of the medical doctor selected under this Section 7(c) will be binding on the parties. Employee shall submit to reasonable examinations by the medical doctor making the determination of disability, and the other specialists designated by such medical doctor, and Employee hereby authorizes the disclosure and release to the Company of such determination and all supporting medical records. The Company shall be responsible for the payment of any medical fees and expenses incurred at the Company’s request in connection with the determination of whether or not Employee is disabled.

(d) In the event of the Company’s termination of Employee without cause, or upon non-renewal of this Agreement by the Company prior to the termination of this Agreement on the fifth anniversary following the date of this Agreement, or upon a Change in Control (as defined below) of TIMET, Employee shall be entitled in any such case to receive as severance twelve (12) months of his then current Base Salary to be paid in semi-monthly installments over the twelve months following such termination. As used herein, a Change in Control of TIMET shall mean if any time during the term hereof the Simmons Holders (as defined below) shall cease to own or control at least 25% of TIMET’s issued and outstanding voting securities. “Simmons Holders” means (a) Harold C. Simmons (“Simmons”), (b) the spouse of Simmons (“Simmons Spouse”), (c) any trust established primarily for the benefit of Simmons or members of his family (including his spouse and/or his descendants (whether natural or adopted)) or both (such trusts, collectively, the “Simmons Trusts,” and such individuals, collectively, the “Simmons Trusts Beneficiaries”), (d) any trustee of the Simmons Trusts (such individuals, collectively, the “Simmons Trustees”), (e) any person controlled in the aggregate by any one or more of Simmons, Simmons Spouse, the Simmons Trusts, the Simmons Trusts Beneficiaries, the Simmons Trustees, Tremont LLC, Valhi, Inc., Valhi Holding Company, the Harold Simmons Foundation, the Simmons Family Foundation, and The Combined Master Retirement Trust (collectively, the “Simmons Associates” and together with Simmons, Simmons Spouse, the Simmons Trusts, the Simmons Trusts Beneficiaries, and the Simmons Trustees, the “Simmons Group”), (f) any managing director, general partner, director, limited partner, principal, officer, or employee of any of the Simmons Group, any employee benefit plan or pension fund of any of the Simmons Group, and any heirs, executors, administrators, testamentary trustees, legatees, or beneficiaries of any of the Simmons Group, or (g) a trust or custodianship, to the extent that the beneficiaries of which, or a corporation or partnership, the stockholders or general or limited partners of which, include only the Simmons Group, their respective spouses and former spouses and ancestors or lineal descendants (by blood or adoption). For purposes of this definition, the term “control” (including the correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract, or otherwise.

(e) Sections 8, 9, 10 and 11 of this Agreement shall survive according to their terms any termination or expiration of this Agreement.

8.  Non-Competition; Non-Interference.

(a)  Employee agrees that he shall not in the United States or Europe, at any time during his employment by the Company and for a period equal to one (1) year following the termination of Employee’s employment with the Company, directly or indirectly, engage in, represent in any way, or be connected with, any titanium or specialty metals business competing with TIMET. For purposes of this Section 8, the phrase “directly or indirectly engage in” shall include having a direct or indirect ownership interest (other than ownership of less than 5% of the outstanding voting securities of a business that is registered under Section 12 of the Securities Exchange Act of 1934, as amended) in any company or entity that engages in the business in question.

(b)  Employee agrees that, at any time during his employment by the Company and for a period of one (1) year following the termination of Employee’s employment with the Company, he will not:

(i)  Either directly or indirectly, seek to influence any of the Company’s employees to leave the Company’s employment; or

(ii)  Contact any person, business or entity that is a customer of TIMET as of the date of termination of Employee’s employment by the Company, or with whom Employee had contact during, and by reason of, Employee’s employment with the Company, for the purpose of developing, marketing or selling titanium or specialty metals products or services to such customers in competition with TIMET.

(c)  Employee declares that the foregoing limitations are reasonable and necessary to protect the business of the Company and its affiliates. If any portion of the restrictions set forth in this Section 8 should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected, but rather such court shall reform the provision deemed invalid so that it shall be as near to the terms of this Agreement as possible and still remain enforceable under applicable law.

9.  Non-Disclosure of Confidential Information. Employee agrees that he shall not, during the term of his employment with the Company, and for three years thereafter, directly or indirectly, in any individual or representative capacity whatsoever, use for his own benefit or otherwise, or communicate to, divulge or disclose to, or use to the benefit of any person, firm, association, corporation or entity in any manner whatsoever, any confidential information of any kind, nature or description concerning any matter affecting or relating to the TIMET Business, including, without limitation: (i) the names of any of the prior or present clients, customers or accounts of TIMET; (ii) the prices for which TIMET obtains or has obtained, or at which it sells or has sold, its properties, products, services or raw materials; (iii) the names of the personnel of TIMET; (iv) the financial affairs of TIMET; (v) the methods and manner of operation of TIMET, including TIMET’s manufacturing plants, operations and third-party service providers; (iv) confidential or proprietary data belonging to, or developed by TIMET on behalf of, a TIMET customer; or (vii) the plans, trade secrets, technology, techniques, methods, marketing programs, confidential data or other proprietary information or intellectual property of any kind, nature or description of TIMET. Upon termination of his employment with the Company for any reason, Employee will promptly return all such information in his possession or under his control to the Company, together with all copies thereof. Without regard to whether any or all of the foregoing matters would be deemed confidential, material or important, the parties hereto stipulate that as between them, the same are important, material and confidential and materially affect the Company’s effective and successful conduct of its business. The foregoing restrictions and obligations under this Section 9 shall not apply to: (a) any information that is or becomes generally available to the public, other than as a result of a disclosure by Employee in violation of this Agreement; (b) information known by Employee prior to the time of disclosure by the Company; and (c) information disclosed in good faith to Employee by a third person legally entitled, to the best of Employee’s knowledge, to disclose the same.

10.  Proprietary Property. Employee hereby discloses and assigns to TIMET Employee’s interest in any and all inventions, designs, trade secrets, processes, techniques, methods, discoveries, concepts, copyrightable or patentable works, or improvements (hereinafter collectively called “developments”), including all rights to obtain, register, perfect or enforce TIMET’s proprietary interest in such developments, that Employee discovers, conceives, and/or develops, either individually or jointly with others during the course of his employment with TIMET (including any and all developments based wholly or in part upon ideas conceived during Employee’s employment with TIMET), or while using TIMET’s data, facilities and/or materials provided in either such event the subject matter is one within TIMET’s field of interest. Employee’s obligation under this Section applies without regard to whether any idea for a development occurs to him during or after normal business hours. Employee further agrees that all developments as described herein are TIMET’s proprietary property in which TIMET has the exclusive legal rights, whether or not patent applications are filed thereon. “Subject matter within TIMET’s field of interest” includes any subject that TIMET reasonably considers relevant to any of its past, current or future projects or operations.

11.  Right to Injunction. Employee recognizes, acknowledges and agrees that the restrictions contained in this Agreement are a reasonable and necessary protection of the legitimate interests of the Company. Employee further acknowledges and agrees that a violation or attempted violation on his part of any agreement in Section 8, 9 or 10 above would result in serious harm to the Company, that such harm would be irreparable, would be difficult to ascertain and for which there would be no adequate remedy at law. Accordingly, Employee agrees that, if Employee violates or attempts to violate on such Section of this Agreement, the Company shall be entitled as a matter of right to an injunction out of any court of competent jurisdiction, restraining any further violation of such agreements by him or his employees, partners or agents. Any exercise by the Company of its rights pursuant to this Section 11 shall be cumulative and in addition to any other remedies to which the Company may be entitled.

12.  Miscellaneous.

(a)  Amendment or Alteration. No amendment or alteration of the terms of this Agreement shall be valid unless made in writing and signed by both of the parties hereto.

(b)  Governing Law. This Agreement shall be governed in all respects by the laws of the State of Texas, without application of the conflict of laws principles thereof.

(c)  Severability. The holding of any provision of this Agreement to be illegal, invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect.

(d)  Notices. Any notice or other communication that one party desires to give to the other under this Agreement shall be in writing, and shall be deemed effectively given upon (i) personal delivery; (ii) transmission by facsimile; (iii) the third business day following deposit in any United States mail box, by registered or certified mail, postage prepaid, addressed to the other party at the address set forth below or at such other address as a party may designate by fifteen (15) days’ advance notice to the other party pursuant to the provisions of this Section; or (iv) delivery by any express service which results in personal delivery to the other party.

If to Employee:

Dr. Charles H. Entrekin
150 Foxgayte Lane
Pottstown, PA 19465
Facsimile No.: 610-469-0144

If to the Company:

Titanium Metals Corporation
Three Lincoln Center
5430 LBJ Freeway
Suite 1700
Dallas, Texas 75240
Attention: Chief Executive Officer
Facsimile No. 972-448-1445

with a copy to:

Titanium Metals Corporation
Three Lincoln Center
5430 LBJ Freeway
Suite 1700
Dallas, Texas 75240
Attention: General Counsel
Facsimile No. 972-448-1445

(e)  Waiver or Breach. It is agreed that a waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by that same party.

(f)  Entire Agreement and Binding Effect. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and, except as otherwise specifically provided herein, shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, distributees, successors and assigns. This Agreement supersedes and preempts any prior understandings, agreements or representations between the parties, written or oral, which may have been related to the subject matter hereof in any way.

(g)  Assignment. This Agreement may not be transferred or assigned by Employee. Subject to the provisions contained in Section 7(d) of this Agreement, the Company may transfer or assign this Agreement to a company or firm that succeeds to the business of the Company.

(h)  Headings. The Section headings appearing in this Agreement are for purposes of easy reference and shall not be considered a part of this Agreement or in any way modify, amend or affect its provisions.

(i)  Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement may be executed by facsimile signature which shall be valid for all purposes.

(j)  Attorneys’ Fees. The prevailing party in any dispute arising under this Agreement shall be entitled to recover such party’s reasonable expenses, including attorneys’ fees, incurred in connection therewith.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

TITANIUM HEARTH TECHNOLOGIES, INC.

By: /s/Steven L. Watson

Name: Steven L. Watson

Title: Chief Executive Officer

/s/Charles H. Entrekin
Charles H. Entrekin, Employee